Exhibit 99.1

Exhibit 99.1

CallidusCloud Adds Predictive Sales Forecasting Technology with Datahug Acquisition

DUBLIN, CALIFORNIA and DUBLIN, IRELAND – (November 7, 2016) – CallidusCloud (NASDAQ: CALD), a global leader in cloud-based sales, marketing, learning and customer experience solutions, announced today that it has acquired Datahug Limited, a SaaS predictive forecasting and sales analytics company.

“There are more than 50 million companies in the world. They all want better sales forecasting. Datahug’s unique, patented technology delivers rich, predictive analysis of sales pipelines in a visually stunning way. Being able to better predict the outcomes of sales cycles and identify the right sales opportunities means big value for our Lead to Money customers," said Leslie Stretch, president and CEO, CallidusCloud. "Their fast and easy to use solution leverages CRM, Commissions, CPQ, Service and Customer Feedback data sources to bring forecasting to life in a practical way that is easy to understand and visualize."

“CallidusCloud brings a wealth of experience in our target markets and a loyal customer base who will be keen to tap into the value of Predictive Analytics that accelerate sales," said Ray Smith, co-founder and CEO, Datahug. "We're looking forward to working with the team to deliver unique value to the large addressable market for sales force automation and acceleration.”

“Datahug, headquartered in Dublin, Ireland, will form the CallidusCloud Predictive Analytics, AI and Machine Learning innovation center. We are super excited to welcome a talented team of engineers and entrepreneurs to join us in our mission to become a top 5 cloud company,” continued Mr. Stretch.

Customers of Datahug’s predictive forecasting technology include great companies like Nitro, Instructure, G2 Crowd, McCann Fitzgerald and Scottish Equity Partners. To find out more about the superb results customers are achieving with Datahug, please visit the customer page on Datahug.com.

The acquisition price was $13 million in cash.

About Datahug
Datahug enables sales teams to increase sales velocity and reduce pipeline risk. The company’s innovative solution gives managers deep visibility into the sales pipeline while reducing the burden on salespeople to update CRM. Datahug’s solution works seamlessly with Salesforce, Microsoft Dynamics and other CRM suites.

Exhibit 99.1

About CallidusCloud
Callidus Software Inc. (NASDAQ: CALD), doing business as CallidusCloud®, is the global leader in cloud-based sales, marketing, learning and customer experience solutions. CallidusCloud enables organizations to accelerate and maximize their lead to money process with a complete suite of solutions that identify the right leads, ensure proper territory and quota distribution, enable sales forces, automate configure price quote, and streamline sales compensation – driving bigger deals, faster. Approximately 5,000 leading organizations, across all industries, rely on CallidusCloud to optimize the lead to money process to close more deals for more money in record time.

Note on Forward-Looking Statements
The forward-looking statements included in this press release, including, for example, the potential benefits the acquisition, reflect management's best judgment based on factors currently known and involve many risks and uncertainties. These risks and uncertainties include, but are not limited to, risks detailed in our most recent Quarterly Report on Form 10-Q which may be obtained by contacting CallidusCloud’s Investor Relations department at 415-445-3238, or from the Investor Relations section of CallidusCloud’s website (http://www.calliduscloud.com/about-us/investor-relations/).

©2016 Callidus Software Inc. All rights reserved. Callidus, Callidus Software, the Callidus Software logo, CallidusCloud, the CallidusCloud logo, TrueComp Manager, Litmos, the Litmos logo, LeadFormix, and LeadRocket are trademarks, service marks, or registered trademarks of Callidus Software Inc.

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Press Contacts:
Chris Bucholtz
CallidusCloud
925-251-2200
pr@calliduscloud.com